SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. __)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

GERMAN AMERICAN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GERMAN AMERICAN BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2008

We are pleased to notify you that we will hold the 2008 annual meeting of our shareholders at the Jasper Country Club, One Country Club Drive, Jasper, Indiana 47546, on Thursday, April 24, 2008, at 6:30 p.m., Eastern Time, for the following purposes:

1.	To elect three directors to hold office until the annual meeting of shareholders in the year 2011 and until their successors are elected and have qualified.

2.	To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on February 29, 2008 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting if our stock records show that you owned our Common Shares at that time.

We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope - or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.

GERMAN AMERICAN BANCORP, INC.

KENNETH L. SENDELWECK Secretary

March 21, 2008
Jasper, Indiana

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.

to be held April 24, 2008

INTRODUCTION

Our Board of Directors solicits your proxy for its use at our 2008 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. Our 2008 annual meeting will be held on Thursday, April 24, 2008, at the Jasper Country Club, One Country Club Drive, Jasper, Indiana 47546. We are mailing this proxy statement, together with our 2007 annual report (Form 10-K), a proxy card and an invitation to attend our annual meeting, to our shareholders on or about March 21, 2008.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

•	to elect three directors of our Company, each to hold office until the 2011 annual meeting of our shareholders and until their successors are elected and qualified, and

•	to transact such other business as may properly come before the annual meeting.

Shareholders Entitled to Vote at the Meeting

Our Board of Directors has established the close of business on February 29, 2008 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 11,029,484 of our common shares were issued and outstanding, held by 3,641 shareholders of record as of March 1, 2008. Each issued and outstanding common share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name

You have three choices:

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VOTE BY INTERNET -www.investorvote.com.  Use the Internet to transmit your voting instructions up until 1:00A.M. Central Time on April 24, 2008. Have your proxy card in hand when you access the web site. Follow the steps outlined on the secured website.

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VOTE BY PHONE - 1-800-652-VOTE (8683). Call toll free within the United States, Canada, Puerto Rico any time on a touch tone telephone up until 1:00 A.M. Central Time on April 23, 2008. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

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VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or mail it to Proxy Services, C/O Computershare Investor Services, P O Box 43102, Providence, RI  02940-5068.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the internet.

Your Choices

The Board recommends that you vote FOR the election of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card) but you may withhold from us your authority to vote for any or all of these individuals. If any other matter is properly brought before the annual meeting, we - through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees - will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.

Required Vote to Elect Directors

Our Directors are elected by a plurality of the votes cast, in person or by proxy, by shareholders entitled to vote at the annual meeting for that purpose. A "plurality" means receiving a higher number of votes than any other candidate; the three nominees receiving the most "FOR" votes will be elected directors. If there are only three nominees, a quorum is established and a vote is held on the election at which such nominees each receive at least one vote, all of them will be elected.

Effect of Withholding of Authority to Vote for Directors

Our Proxy Committee will not cast a vote in respect of shares that are represented by proxy for the election of any nominee with respect to whom voting authority has been withheld. Those shares will therefore not be considered in determining whether that nominee has received the requisite plurality of votes cast, but will be considered "present" for quorum purposes.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the election of directors, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of shareholders holding a majority of the total outstanding shares of our Company's common stock will constitute a quorum at the annual meeting. Common shares that are represented by a proxy that directs that the shares be voted to abstain (where abstention is an option; abstention is not an option with respect to any election of directors) or to withhold a vote on matters, and "broker non-votes", will nevertheless be counted in determining whether a quorum is present. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board of Directors is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Our full Board currently consists of nine Directors. The Board is divided into three classes, with each class having three Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The current composition of the Board is:

Class of Directors with terms expiring at this annual meeting:	Christina M. Ernst, Gene C. Mehne, and Mark A. Schroeder

Class of Directors with terms expiring at 2009 annual meeting:	Richard E. Forbes, U. Butch Klem, and Michael J. Voyles

Class of Directors with terms expiring at 2010 annual meeting:	Douglas A. Bawel, J. David Lett, and Larry J. Seger

Therefore, our Board at its meeting held February 22, 2008, approved the recommendations of the Governance/Nominating Committee that Christina M. Ernst, Gene C. Mehne and Mark A. Schroeder be nominated by the Board for election at this year's annual meeting.

If elected, each of the Board's three nominees will serve on the Board until the annual meeting in 2011, or until their successors are duly elected and qualified in accordance with the Company's Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by the Board. The Board has no reason to believe that any of the three nominees for election named below will be unable to accept election.

The tables on the following pages present certain information concerning our Board's nominees for election at this year's annual meeting, followed by information concerning those Board members who are not standing for election this year. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. Following these tables is information concerning our corporate governance and committee structures. We have noted in the tables the Committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of the Company's banking subsidiary that are not required to be described by this Proxy Statement and which are therefore not identified in these listings. Elsewhere in this proxy statement you will find information concerning the numbers of shares of our common stock that are beneficially owned by each of our directors (see "OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS") and information regarding the compensation of our directors (see "EXECUTIVE AND DIRECTOR COMPENSATION)." We urge you to review all of this information when deciding how to vote on Proposal 1.

Your Board recommends that you vote FOR all three nominees named below.

Nominees For Election as Directors With Terms Expiring at the 2011 Annual Meeting:

Christina M. Ernst

	Age: Director Since: Committees: Principal Occupation:	58 2004 Audit Chairman and President, Miller Construction Company, Inc. (electrical contractor)

Gene C. Mehne

	Age: Director Since: Committees: Principal Occupation:	63 1979 Audit President and Manager, Mehne Farms, Inc.

Mark A. Schroeder

	Age: Director Since: Principal Occupation:	54 1991 President and Chief Executive Officer of the Company

Continuing Directors of the Class With Terms Expiring at the 2009 Annual Meeting:

Richard E. Forbes

Age: Director Since: Committees: Principal Occupation:
60

2006

Audit

President and Chief Executive Officer of Fortune Brands Home and Hardware, Inc. (manufacturer) (since January 2007); prior to January 2007, President and Chief Executive Officer of MasterBrand Cabinets, Inc. (manufacturer)

U. Butch Klem

	Age: Director Since: Committees: Principal Occupation:	57 2004 Compensation/Human Resources President and Chief Executive Officer, U.B. Klem Furniture Company (manufacturer)

Michael J. Voyles

	Age: Director Since: Committees: Principal Occupation:	59 1998 Governance/Nominating President, Voyles Supermarket, Inc. (retail groceries), and M.J.V. Inc. (rental properties)

Continuing Directors of the Class with Terms Expiring at the 2010 Annual Meeting

Douglas A. Bawel

	Age: Director Since: Committees: Principal Occupation:	52 2004 Compensation/Human Resources President and Chief Executive Officer, Jasper Engines & Transmissions (manufacturer)

J. David Lett

	Age: Director Since: Committees: Principal Occupation:	55 2000 Governance/Nominating Attorney, Lett & Jones (a law firm that provides legal services to the Company and its subsidiaries)

Larry J. Seger

	Age: Director Since: Committees: Principal Occupation:	57 1990 Compensation/Human Resources; Governance/Nominating President, Wabash Valley Produce, Inc. (egg and turkey production)

Director Independence

In accordance with rules of The NASDAQ Stock Market, the Board affirmatively determines the independence of each Director and nominee for election as a Director. The Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of NASDAQ because none of them have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the President and Chief Executive Officer of the Company.

The Board has not established its own definitions (different from the definitions and interpretations of NASDAQ) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to the Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company's bank subsidiary with members of the Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company's most recent proxy statement or that become known to the Board from time to time after the issuance of that proxy statement.

Subsidiary Board Memberships

All members of our Board also serve on the board of directors of German American Bancorp, our wholly-owned bank subsidiary. In addition:

•
several of our directors serve as members of the separate boards of one or more of the six banking divisions of our bank subsidiary, as follows: Ms. Ernst, First American Bank; Mr. Klem; The German American Bank, Mr. Lett; Peoples Bank; Mr. Voyles, Citizens State Bank; and Mr. Schroeder, all banking divisions, and

•
Directors Bawel, Seger, Mehne, and Schroeder are members of the boards of directors of two of our other principal operating subsidiaries, German American Financial Advisors & Trust Company and German American Insurance, Inc.

Committees and Attendance

The Board held eleven meetings during 2007. All of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during 2007.

The Company has standing committees that address issues relating to audit, executive compensation and nominations:

•
The Audit Committee, presently consisting of Directors Ernst, Forbes and Mehne met five times in 2007. The Audit Committee oversees the Company's accounting and financial reporting processes and the audits of the Company's financial statements. Directors William R. Hoffman and Chet L. Thompson each served on the Audit Committee until their retirements from the Board of Directors at the 2007 Annual Meeting.

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The Compensation/Human Resources Committee, presently consisting of Directors Bawel, Klem and Seger, met three times during 2007. Director Forbes was also a member of the Compensation/Human Resources Committee through April 2007. The Compensation/Human Resources Committee sets compensation for officers other than executive officers, and makes recommendations to the Board with respect to the compensation of executive officers.

•
The Long-Term Incentive Awards Committee (now merged into the Compensation/Human Resources Committee) did not meet during 2007, but took action by written consent two times during 2007. The Long-Term Incentive Awards Committee during 2007 made grants of options, restricted stock and other equity awards under the Company's 1999 Long-Term Equity Incentive Plan. The Long-Term Incentive Awards Committee was composed of directors Klem and Seger.

•
The Governance/Nominating Committee, presently consisting of Directors Lett, Seger and Voyles, met two times during 2007. The Governance/Nominating Committee assists the Board with respect to the composition, performance and functioning of the Board (including the recommendation of nominees for election or appointment to the Board) and the effectiveness of the Company's corporate structure and governance. Director William R. Hoffman served on the Governance/Nominating Committee until his retirement from the Board of Directors at the 2007 Annual Meeting.

Each of the members of the Audit Committee, Compensation/Human Resources Committee, the Long-Term Incentive Awards Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of NASDAQ. In addition, each member of the Audit Committee satisfies the additional independence requirements specified by those listing standards for audit committee members.

Director Nominations Process

The Board adopted a charter for the Governance/Nominating Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2007. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by the Board for election to the Board, and specifies that the Board will consider for nomination for election to the Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. A current copy of the charter is available for review by shareholders in the Our Investors section, Corporate Governance subsection of the Company's web site, www.germanamericanbancorp.com.

The charter provides that, in evaluating candidates for membership on the Board, the Governance/Nominating Committee shall consider favorably those candidates who, in the Governance/Nominating Committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the Board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to the Company's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company's interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.

The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of the Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company's principal executive offices on or before December 1 of the year preceding the annual meeting for which the recommendation is made.

In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of the Board, including the chief executive officer and other officers who may be members of the Board, and with other executive officers of the Company with a view to identifying persons who may be qualified to serve on the Board. The charter specifies that the Governance/Nominating Committee may also in its discretion engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to the Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.

The charter provides that the Governance/Nominating Committee shall not recommend any candidate to the Board as a nominee for election as director unless such candidate (a) will be at least 25 years of age at the time of election, (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the Securities and Exchange Commission which legal proceedings would be disclosable in the Company's next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company's Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for the Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of the Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to the Board) will, as a result of prior service on the Board or otherwise, have business experience in the banking, insurance, or securities industries.

The Governance/Nominating Committee recommended to the Board that the three nominees named in this proxy statement, each an incumbent director, be nominated for election at this year's annual meeting.

Communication with Directors and Director Attendance at Annual Meetings

The Board has adopted a procedure by which shareholders may send communications to the Board. A copy of that procedure is available for review by shareholders in the Investors section of the Company's web site, www.germanamericanbancorp.com. Further, the Board had adopted a resolution that declares that it is the policy of this Board that all members of the Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the shareholders of the Company that occurs during their tenure on the Board. All of the members of the Board attended the 2007 annual meeting of shareholders.

OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Principal Positions	Age

Mark A. Schroeder	President and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and of all of its subsidiaries	54

Clay W. Ewing	President - Retail Financial Services of the Company and its bank subsidiary	52

Kenneth L. Sendelweck	President - Commercial Financial Services of the Company and its bank subsidiary; President of the Company's trust company subsidiary	53

Bradley M. Rust	Chief Financial Officer, Senior Vice President - Accounting and Finance, of the Company and its bank subsidiary	41

Stan J. Ruhe	Executive Vice President and Chief Credit Officer of the Company and its bank subsidiary	56

Although the titles of our executive officers have changed from time to time during the last five years, in part due to changes in our governance structure and to the consolidation during 2006 of the charters of our subsidiary banks into a single bank charter, Mr. Schroeder has been our President and Chief Executive Officer, and each of our other executive officers has held officer positions with management responsibilities in his current functional area of responsibility for the Company and its subsidiaries, throughout this entire period of time. In addition, Mr. Sendelweck has been President of the Company's trust company subsidiary, German American Financial Advisors & Trust Company, since November 17, 2006.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table presents certain information as of February 29, 2008, regarding the beneficial ownership of shares of our common stock by our directors and executive officers.

Name	Common Shares Beneficially Owned[1]	Percentage of Outstanding Shares
Douglas A. Bawel	7,278[2]	*
Christina M. Ernst	13,172[3]	*
Clay W. Ewing	33,142[4]	*
Richard E. Forbes	9,908[5]	*
U. Butch Klem	130,866[6]	1.19%
J. David Lett	246,234[7]	2.23%
Gene C. Mehne	21,938[8]	*
Stan J. Ruhe	29,395[9]	*
Bradley M. Rust	13,306[10]	*
Mark A. Schroeder	64,548[11]	*
Larry J. Seger	96,901[12]	*
Kenneth L. Sendelweck	52,612[13]	*
Michael J. Voyles	75,561[14]	*
All directors and executive officers as a group (13 persons)	794,861[15,16]	7.21%
*Represents less than one
percent.

1 Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on February 29, 2008, all of which were then fully vested and exercisable. Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

2 Includes 4,699 shares held by Mr. Bawel's children, and 2,000 shares that Mr. Bawel has the right to purchase upon the exercise of stock options.

3 Includes 521 shares held by Ms. Ernst's spouse and 2,000 shares that Ms. Ernst has the right to purchase upon the exercise of stock options.

4 Includes 13,799 shares that Mr. Ewing has the right to purchase upon the exercise of stock options.

5 Includes 1,000 shares that Mr. Forbes has the right to acquire upon the exercise of stock options.

6 Includes 21,245 shares owned jointly by Mr. Klem and his wife; 38,932 shares owned by Mr. Klem's wife; 16,534 shares held by U.B. Klem Furniture Company, of which Mr. Klem is President and Chief Executive Officer; and 2,000 shares that Mr. Klem has the right to purchase upon the exercise of stock options.

7 Includes 886 shares held jointly by Mr. Lett and his wife; 2,045 shares owned by Mr. Lett's wife; 228,730 shares held by the estate of Mr. Lett's mother; and 6,310 shares that Mr. Lett has the right to purchase upon the exercise of stock options.

8 Includes 3,599 shares owned by Mr. Mehne's wife; 1,778 shares held by the Mehne Farms, Inc. qualified plan; and 8,801 shares that Mr. Mehne has the right to purchase upon the exercise of stock options. Of these shares, 6,864 are pledged.

9 Includes 9,820 shares that Mr. Ruhe has the right to purchase upon the exercise of stock options.

10 Includes 7,581 shares held jointly by Mr. Rust and his wife, and 3,975 shares that Mr. Rust has the right to purchase upon the exercise of stock options.

11 Includes 14,876 shares held jointly by Mr. Schroeder and his wife, and 19,903 shares Mr. Schroeder has the right to purchase upon the exercise of stock options.

12 Includes 8,610 shares held jointly by Mr. Seger and his wife; 268 shares held jointly by Mr. Seger and his children; 41,625 shares owned by certain corporations or their retirement plans of which Mr. Seger is a shareholder and an executive officer of their retirement plans; and 8,801 shares that Mr. Seger has the right to purchase upon the exercise of stock options.

13 Includes 12,414 shares held jointly by Mr. Sendelweck and his wife, 15,610 shares that Mr. Sendelweck has the right to purchase upon the exercise of stock options and 250 shares held by Mr. Sendelweck's children. Of these shares, 7,809 are pledged.

14 Includes 3,229 shares held jointly by Mr. Voyles and his wife; 35,461 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 8,802 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.

15 Includes 102,821 shares that the directors and named executive officers of the Company have the right to acquire upon the exercise of stock options (all of which were exercisable at February 29, 2008), and 443,283 shares as to which voting and/or investment powers were shared by members of the group with others. Of these shares, an aggregate of 6,864 are pledged.

16Also includes an aggregate of 56,799 shares that are held by the Company's trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and executive officers may be deemed to have the power to direct the trust subsidiary's voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary's disposition decisions with respect to all of these fiduciary shares. Our directors and executive officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company's fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES

We have no knowledge that any shareholder or group of shareholders beneficially owned more than five percent of the outstanding shares of our common stock as of February 29, 2008.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek and Company LLC ("Crowe Chizek") for the audit of the Company's consolidated financial statements for the calendar years 2007 and 2006, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for 2007 and 2006, the review of the interim consolidated financial statements included in quarterly reports during the years 2007 and 2006, and review of registration statements and providing related consents of $205,000 for 2007 and $247,400 for 2006.

Audit-Related Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for audit-related services rendered during 2007 and 2006 of $26,435 for 2007 and $30,475 for 2006. These services included employee benefit plan audits, reading press releases of the Company, participating in meetings of the Company's Disclosure Committee and assistance with various accounting and reporting matters.

Tax Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for tax services rendered during 2007 and 2006 of $34,105 for 2007 and $90,575 for 2006. These services included tax return preparation, employee benefit plan information return preparation, assistance with an Indiana Department of Revenue and Internal Revenue Service audits, and assistance with tax reporting matters.

Other Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for all other services rendered during 2007 and 2006 of $2,949 for 2007 and $0 for 2006. In 2007 this included fees for accounting research software and consultation on corporate finance matters.

Pre-Approval by Audit Committee of Principal Accountant Services. The Audit Committee of the Board (or a member of the Audit Committee acting under authority delegated to him by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe Chizek that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE

The Board adopted an amended and restated charter for the Audit Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2007. The Audit Committee charter is not available at the Company's website, but a copy was attached to the Company's previous proxy statement dated March 23, 2007 as Appendix A. The charter states that the purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements. It is not, however, the Audit Committee's responsibility under the charter to prepare and certify the Company's financial statements, to guarantee the independent registered public accounting firm's report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants.

Independence of Audit Committee Members

The Audit Committee is comprised of three members of the Board. All of the members of the Audit Committee are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company's Audit Committee.

Review with Management and Independent Accountants

Management is responsible for the Company's internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and with Crowe Chizek and Company LLC, the independent registered public accounting firm for the Company, with respect to the Company's consolidated financial statements for the calendar year 2007. Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining that firm's independence.

Based upon the discussions and reviews referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Richard E. Forbes, Chairman
Christina M. Ernst
Gene C. Mehne

EXECUTIVE AND DIRECTOR COMPENSATION

In this section, we present information and analysis concerning the Compensation/Human Resources Committee of our Board, and our compensation programs for our executive officers and directors.

OUR COMPENSATION/HUMAN RESOURCES COMMITTEE

Composition and Role of Committee

The Compensation/Human Resources Committee ("Committee") of our Board is currently composed of three members (four through April 2007), all of whom are independent as that term is defined by NASDAQ listing standards. Two of the members of the Committee (each of whom is an independent director under NASDAQ listing standards) were during 2007 also members of the Long-Term Incentive Awards Committee (which formerly approved equity-related grants to executives and directors during 2007 and merged into the Committee). The Board of Directors adopted a charter for the Committee in February, 2008. A copy of the charter is attached to this Proxy Statement as Appendix A. The charter is not available at the Company's website.

Each year, the Committee has the responsibility for establishing all compensation for the Company's officers, except that:

•
the entire Board, by the vote of a majority of its members who are "independent" as that term is defined by the NASDAQ listing standards, determines, with the recommendation of the Committee, the salaries and incentive cash payment awards of the Company's executive officers, including the Company's chief executive officer (the "CEO"), and

•
the Long-Term Incentive Awards Committee of the Board during 2007 made the awards of any stock options, restricted stock, or other grants that were made to executive officers by the Board under the Company's 1999 Long-Term Equity Incentive Plan (the "1999 LTI Plan"). This function effective February 2008 has now been assumed by the Committee; the Long-Term Incentive Awards Committee has been merged into the Committee.

Role of Our Executive Officers in Compensation Decisions

The CEO, on an annual basis, reviews the performance of each of the other executive officers who are named in the Company's proxy statement compensation disclosures. Based on his review and certain benchmarking data available regarding similarly situated publicly traded financial institutions in the Midwest, the CEO makes a recommendation to the Committee regarding proposed adjustments to base salary and annual short and long-term award amounts of the other executive officers. The 2007 compensation of the Company's other named executive officers was determined by the Board based upon the Committee's recommendation (which, in turn, were based upon input or recommendations from the CEO).

The CEO's compensation for 2007 for services as an officer and employee was determined by the Board (based upon the recommendations of the Committee) without the participation of the CEO in either the Board or Committee discussions or decisions. The CEO has no role in or influence over his own compensation. No other executive officers participate in the compensation decisions.

The Board did not modify or reject in any material way any action or recommendation of the Committee in respect of the compensation of the CEO or any other executive officer for 2007.

Role of Compensation Consultants in Compensation Decisions

In connection with its consideration of 2007 compensation of the Company's executive officers, the Committee considered prior information and recommendations from Hay Group, Inc. (a compensation consulting firm) ("Hay"). Hay was engaged by the CEO in December 2005 to provide benchmarking and compensation data for use by the Company's management and, in turn, by the Committee in setting executive compensation in 2007, and to provide analysis of the compensation of all of the executive officers of the Company and recommendations to the Committee with respect to their 2007 compensation. In relying on the Hay compensation data from 2005, the Committee made the assumption that the compensation comprising the data for similarly situated companies had not declined since 2005. The Hay compensation data was then compared against similar data provided by Crowe Chizek. The CEO did not provide any instructions or directions to Hay with respect to the performance of its duties, and the CEO was not consulted by Hay with respect to Hay's analysis of the CEO's compensation and Hay's prior recommendation of the CEO's compensation prior to the presentation of the CEO analysis and CEO recommendation to the Committee.

Compensation Committee Interlocks And Insider Participation

During 2007, no person other than Directors Bawel, Forbes (through April 2007), Klem and Seger, served as a member of the Committee (or of the Long-Term Incentive Awards Committee). None of such persons have at any time been an officer or employee of the Company or its subsidiaries. In addition, none of such persons (and no member of his immediate family) has had since January 1, 2007, a direct or indirect material interest in any transaction or proposed transaction in which the Company or its subsidiaries was (or is proposed to be) a participant and that required or will require disclosure as a related person transaction under the applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Objectives

We seek to compensate our executives in a fair, reasonable and competitive manner. In designing and implementing our compensation program for our executive officers, we primarily intend to:

•	attract and retain highly-skilled executives in a competitive environment; and

•	provide financial incentives intended to align the executive officers' interests with those of our shareholders.

The primary components of each named executive's compensation are:

•	base salary;

•	incentive cash compensation, and

•	long-term equity incentive compensation (paid in the form of cash compensation and restricted stock grants).

How We Set Executive Compensation

None of the named executive officers has an employment agreement with the Company. As a result, the Committee has a considerable discretion in recommending to the Board the annual compensation of the named executive officers.

In setting the compensation of the named executive officers for 2007, the Committee considered the recommendation and analysis of outside compensation consultants (Hay). As noted above, the Committee assumed that the 2005 Hay compensation data continued to be an appropriate benchmark for 2007. The Committee also independently of Hay reviewed data (included in a published financial institution compensation survey that included financial institutions in Illinois, Indiana, Michigan and Ohio of comparable sizes) concerning the compensation provided to similarly situated executives.

In addition (as discussed below), the Committee established the short-term and long-term incentive goals for 2007 that were reflected in the balanced scorecards for 2007 based, in part, on the financial performance of the Company relative to a peer group of larger bank holding companies that it refers to as the Midwest Banking Peer Group. The companies comprising the Midwest Banking Peer Group for the 2007 calendar year were:

Horizon Bancorp	S.Y. Bancorp, Inc	Mercantile Bancorp, Inc.	First Financial Corporation

Integra Bank Corporation	First Mid-Illinois Bancshares, Inc.	1st Source Corporation	First Merchants Corporation

First Financial Bancorp	Republic Bancorp, Inc.	Firstbank Corporation	MainSource Financial Group, Inc.

Lakeland Financial Corporation	Farmers Capital Bank Corporation	MBT Financial Corporation

Compensation Components

The executive compensation program consists of three basic elements:

•	base salary,

•	short-term cash incentive awards for annual performance, and

•	long-term incentive awards granted under the 1999 LTI Plan for performance over a longer period (historically, three years).

In addition, we offer a 401(k) retirement plan and certain executive officers are eligible for certain nonqualified deferred compensation plans. One executive officer is a participant in a frozen tax-qualified defined benefit plan.

Base Salary

The Company attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states. When the Committee determined its recommended 2007 salaries, it first identified salary ranges for each executive position based on compensation data provided previously by Hay. From this data, the Committee established salary ranges for the CEO and each other executive officer within the organization. These salary ranges ranged from 80% to 120% of a midpoint value, which represented approximately the median of the estimated base salaries paid to comparable positions. This midpoint value was validated by the Committee by reference to the annual compensation survey of Midwest financial institutions published by a major consulting firm. Within these ranges, the Committee determined 2007 base salary for the executive officers in accordance with the guidelines of the Company's salary administration program and performance review system.

The Committee determined its recommended CEO base salary for 2007 by applying the methodology described in the prior paragraph. Accordingly, the Committee determined a salary range between 80% and 120% of the median estimated 2007 base salary of the CEO's of other selected Midwest bank organizations. The Committee then recommended to the Board that the CEO's 2007 base salary be fixed within that range, and the Board accepted this recommendation. The Committee did not act with reference to any specific corporate or individual financial performance measure in recommending the CEO's 2007 base salary.

Short-Term Cash Incentive Awards

For services rendered during 2007, the Company continued to maintain an Executive Management Incentive Plan for certain key officers, including the executive officers named in the Summary Compensation Table below. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards rewarding performance, contingent upon the achievement of certain goals.

Generally, the Plan (as it was continued for 2007) assigns each officer a "balanced scorecard." The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company's achievement of its corporate goals. Cash incentive payments that are authorized to be paid to eligible executive officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed, and are contingent only upon such executive officer's continued employment with the Company through the date of payment of each quarterly installment.

At a February 2007 special meeting of the Board, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target cash incentive awards for executive officers as percentages of their 2007 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if performance and other criteria were substantially exceeded) of as much as 200% of the target awards. The scorecard of Mark A. Schroeder, President and Chief Executive Officer of the Company (the "CEO"), specified a target award of 50% of his base salary for 2007. As a result, if all targeted corporate and individual performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2007, the CEO could have earned a cash incentive award for his services during 2007 equal to 200% of his 2007 target award.

Cash incentive award entitlements for services during 2007 under the scorecards were based on:

•	formula assessments of 2007 corporate performance, and

•	formula and/or discretionary assessments of personal or departmental performance during 2007.

Corporate performance accounted for 80% of the potential cash incentive scorecard award.

For 2007, the four selected short-term corporate performance criteria were:

•	Income/revenue measures:

o	Earnings per share growth, and

o	Revenue per salary and benefits; and

•	Consolidated balance sheet measures:

o	Growth in core deposits, and

o	Growth in core loans.

Our two income/revenue measures were benchmarked, by percentile ranking, against the performance in these two measures reported for the Midwest Banking Peer Group (defined above). The threshold percentile rankings in relation to both of these measures were fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. The Company's actual 2007 percentile rankings for these two measures within the Midwest Banking Peer Group were the 38th percentile for earnings per share growth and the 19th percentile for revenue per salary and benefits.

We defined core loan growth to mean the growth in the average balance of our consolidated core loans in December 2007 as compared to our average balances of our consolidated core loans in December 2006. The threshold percentage growth was 5%, the target was 10%, and the maximum was 15%. The Company's actual 2007 core loan growth was 9.1%.

We defined core deposit growth to mean the growth in the average balance of our consolidated core deposits in December 2007 as compared to our average balances of our consolidated core deposits in December 2006. The threshold percentage growth was 3%, the target was 5%, and the maximum was 10%. The Company's actual 2007 core deposit growth was 4.2%.

In addition, other discretionary/individual performance measures or business unit or department performance is considered. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular executive's scorecard) were geared to performance of the business unit or department headed by each particular executive. These criteria were assigned a weighting percentage based on the executive's position and authority.

In the first quarter of 2008, the Board, upon the recommendation of the Committee, determined the cash incentive award amounts payable in 2008 to the executive officers, including the CEO, for their services during 2007, and such amounts are included in the 2007 information in the Summary Compensation Table that appears below. The Committee's recommendations were based on the Committee's assessment of the degree to which the corporate and personal goals established by the 2007 scorecards of the executive officers were achieved (which consider the ranking of the Company's performance among a variation of the peer group requirement above under "Setting Executive Compensation"). The executive officers received awards that were in each case determined in accordance with the formulas relating to the short-term corporate performance criteria established by the respective 2007 scorecards and, for those officers with a discretionary component on their 2007 scorecards, a discretionary award within the targeted ranges.

Long-Term Incentive Awards

The 1999 LTI Plan provides for the award of incentive and non-qualified stock options and other equity-based awards, including restricted stock ("LTI Awards"). The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. Until it was merged into the Committee in February 2008 as described above, the Long-Term Incentive Awards Committee administered the 1999 LTI Plan and the Company's 1992 Stock Option Plan until it merged into the Committee.

Scorecard target amounts of LTI Awards are established upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has achieved certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established. The Long-Term Incentive Awards Committee did not vary the dollar amount of LTI Awards to an executive officer that were earned pursuant to the Committee's recommendations.

At a special meeting of the Board in February 2007, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target long-term incentive awards for executive officers as percentages of their 2007 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if the stated corporate criteria were substantially exceeded) of as much as 200% of the target awards. The scorecard of the CEO, specified a target award of 50% of his base salary for 2007. If all targeted corporate performance criteria were deemed to have been substantially exceeded by the requisite amount with respect to the CEO's scorecard during 2007, the CEO could have earned a cash incentive award for his services during 2007 equal to 100% of his 2007 base salary.

Long-term incentive award targets for services during 2007 under the scorecards were based on the following selected long-term corporate performance criteria, each as measured over the three-year period ending December 31, 2007 and benchmarked against a peer group (the "Long-Term Corporate Performance Criteria"):

•	return on equity (50% weight), and

•	earnings per share growth (50% weight).

We determined the extent to which the Company achieved the return on equity measure by determining the percentile rankings of the Company for return on equity within the Midwest Banking Peer Group for each of the years 2005, 2006, and 2007 and then averaging those three percentile rankings. The threshold average percentile ranking was fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. The Company’s actual three year average percentile ranking when benchmarked against the Midwest Banking Peer Group was the 54th percentile.

We determined the extent to which the Company achieved the earnings per share growth measure by determining the percentile rankings of the Company for earnings per share growth within the Midwest Publicly Held Peer Group for each of the years 2005, 2006, and 2007 and then averaging those three percentile rankings. The threshold average percentile ranking was fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. The Company’s actual three year average percentile ranking when benchmarked against the Midwest Banking Peer Group was the 67th percentile.

In addition, the projected LTI Awards are further subject to a "Core Return on Equity" payout trigger, with a threshold of 12%, a target of 12.25%, and a maximum of 12.50%.

At a special meeting of the Board in February 2008, the Committee, in accordance with the LTI Awards, determined that because the threshold for the "Core Return on Equity" payout trigger was not achieved for 2007, no LTI Awards were payable with respect to 2007.

Retirement/Deferred Compensation Benefits

•
German American Bancorp 401(k) Savings Plan - The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $15,500 (for 2007) ($20,500 (for 2007) for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee's pre-tax contributions up to the first 3% of compensation plus 50% of the employee's pre-tax contributions up to the next 2% of compensation.

Participants in the plan direct their the investment of their account balances and are eligible for loans, certain in-services withdrawals, and distributions upon termination of employment. All five named executive officers participate in the 401(k) Plan.

•
German American Bancorp Nonqualified Savings Plan - Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the "Nonqualified Savings Plan"), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through automatic payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings.

We make matching contributions under the following formula:

o
100% of the first 3% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan ("401(k) Plan") as "Deferral Contributions" (as defined under the respective plans) for the plan year, plus

o
50% of the next 2% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as "Deferral Contributions" (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant's eligible compensation.

As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum or installment distribution from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability. The Nonqualified Savings Plan contains certain provisions which may accelerate the timing of distributions that would be triggered by certain changes of control of the Company. During 2007, Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers in the Summary Compensation Table who participated in the Nonqualified Savings Plan.

•
Employees Pension Plan of German American Bancorp. The Pension Plan is a frozen tax-qualified defined benefit pension plan. The plan has been frozen (meaning that no additional employees can become participants and no additional benefits are accruing under the plan) since January 1, 1999. Of the Named Executive Officers, only the Chief Financial Officer is a participant in the Pension Plan and he is 100% vested in the pension benefit.

•
Executive Supplement Retirement Income Agreement. The Chief Financial Officer participates in an Executive Supplement Retirement Income Agreement with the Company that provides for a supplemental retirement benefit in the amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his termination of employment or retirement. The arrangement constitute a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for "Cause" as described in the agreement.

•
German American Bancorp Deferred Director Compensation Plan. The Deferred Director Compensation Plan allowed members of the Company's Board to elect to defer the receipt and taxation on a portion of their director fees while serving on the Board. The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then. Of the Named Executive Officers, only Mr. Schroeder is a participant in the Deferred Director Compensation Plan.

Other Compensation

Detailed information regarding other compensation is provided in note 5 to the Summary Compensation below. In general, we believe that perquisites should not constitute a consequential portion of any executive officer's compensation. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, we reimburse certain club dues to encourage the our executive officers to have a presence in the community to promote the business of the Company.

Tax Issues

Under Internal Revenue Code 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. We seek to avoid payments that would not be deductible under Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, from which it will be incorporated by reference into the Company's Annual Report on Form 10-K.

U. Butch Klem, Chairman
Douglas A. Bawel
Larry J. Seger

EXECUTIVE COMPENSATION

The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers employed at the end of 2007 who were our most highly compensated for 2007 (we refer to these individuals as our "Named Executive Officers" or "NEOs"), for their services to the Company and its subsidiaries during 2007.

Summary

The following table provides a summary of compensation for 2006 and 2007 with respect to our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder, President and Chief Executive Officer	2007 2006	250,000 246,000	― ―	― 47,086	― 2,676	68,000 125,053	12,892 7,578	68,550 65,575	399,442 493,968
Clay W. Ewing, President - Retail Financial Services	2007 2006	160,000 150,000	― ―	― 23,035	― ―	44,992 69,815	― ―	29,492 25,434	234,484 268,284
Kenneth L. Sendelweck, President -Commercial Financial Services	2007 2006	160,000 150,000	― ―	― 23,035	― ―	44,416 91,805	― ―	31,027 24,422	235,443 289,262
Bradley M. Rust, Senior Vice President, Chief Financial Officer	2007 2006	125,000 120,000	5,000 ―	― 13,889	― ―	24,150 40,093	969 3,757	18,780 17,112	173,899 194,851
Stan J. Ruhe, Executive Vice President, Chief Credit Officer	2007 2006	117,500 117,500	― ―	13,550	― ―	19,811 33,667	― ―	16,472 18,728	153,783 183,445

(1) Amounts reported in this column represent the restricted stock portion of the LTI Awards that were granted in 2007 (based on criteria established for the three-year period ending December 31, 2006) and become vested on December 15, 2007. While these amounts are being expensed on the Company’s audited financial statements under FAS 123R in 2007, we reported these awards on the 2006 Summary Compensation Table as the awards became fixed effective February 15, 2007 and are based on performance for the three-year period ending on December 31, 2006. The cash portion of the LTI Award amounts have been reported as "Non-Equity Incentive Plan Compensation" (column (g)). There were no LTI Awards payable for the three-year period ended December 31, 2007.

(2) Of the NEOs, only Mr. Schroeder received a grant of stock options in 2006. The option was awarded due solely to his status as a member of the Board and was immediately and fully exercisable as of the grant date on June 1, 2006. Option awards included in Column (f) consist entirely of incentive stock options granted in 2006. Stock option grants were valued using the Black Scholes model. The assumptions used for purposes of valuation were as follows: (i) 5.11% annual interest rate, (ii) 22.4% volatility factor, (iii) 4.20% dividend rate, and (iv) 10-year option term. No stock options were granted to the Named Executive Officers in 2007.

(3) The amounts in this column represent: (a) short-term cash incentive awards that were earned based on performance during 2007 and 2006, respectively, under the Company's Management Incentive Plan (see "Compensation Discussion and Analysis section on Compensation Components―Short-Term Cash Incentive Awards" above) (these cash incentive awards are generally paid (subject to the executive's continued employment) to the executives in quarterly installments during the year following the year in which they were earned (for instance, 2006 amounts were paid in 2007)), and (b) the cash portion of the LTI Awards that were based on performance for the three-year period ending December 31, 2006, that became payable and vested on December 15, 2007 (subject to the NEOs continued employment) (see "Compensation Discussion and Analysis section on Compensation Components―Long-Term Incentive Awards" above). There were no LTI Awards payable for the three-year period ended December 31, 2007. The table below sets forth the amounts of each award based on performance for the years ended December 31, 2006 and 2007, respectively, and paid/vested on or before December 15, 2006 and 2007, respectively, as well as the award based on performance for the three year period ended December 31, 2006, which was paid/vested on or before December 15, 2007.

	Schroeder	Ewing	Sendelweck	Rust	Ruhe
To be Paid/Vested on or before 12/15/2008
Short-Term Cash ($)	68,000	44,992	44,416	24,150	19,811
Long-Term Cash ($)	0	0	0	0	0
Long-Term Stock ($)	0	0	0	0	0
Paid/Vested on or before 12/15/2007
Short-Term Cash ($)	78,351	47,100	69,090	26,532	20,339
Long-Term Cash ($)	46,702	22,715	22,715	13,561	13,328
Long-Term Stock ($) (a)	47,086	23,035	23,035	13,889	13,550
Paid/Vested on or before 12/15/2006
Short-Term Cash ($)	117,000	30,632	31,472	27,704	15,801
Long-Term Cash ($)	31,021	14,663	14,663	9,019	9,019
Long-Term Stock ($) (a)	31,380	15,205	15,205	9,382	9,382

(a) These amounts reflect the value of stock-based LTI Awards as of December 15, 2007 and December 15, 2006, respectively.

(4) With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable (i) to earnings credits under our Deferred Director Compensation Plan in excess of 120% of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code), or $8,440, and (ii) to earnings under the Nonqualified Deferred Compensation Plan, or $4,452. With respect to Mr. Rust, the amounts specified in Column (h) reflect (i) the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $3,013 for 2006 and $1,618 for 2007, and (ii) the increase/(decrease) in the present value of his frozen accrued benefit under the Employees' Pension Plan of German American Bancorp of $744 for 2006 and ($649) for 2007.

(5) The amounts specified in Column (i) include the following:

Name		Perquisites & Other Personal Benefits (a) ($)	Relocation Expense Reim-bursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (b) ($)
Mark A. Schroeder	2007	49,466	―	―	17,725	973	386
	2006	46,175	―	―	17,995	1,019	386
Clay W. Ewing	2007	18,100	―	―	10,617	476	299
	2006	15,869	―	―	8,800	494	271
Kenneth L. Sendelweck	2007	18,711	―	―	11,541	476	299
	2006	14,857	―	―	8,800	494	271
Bradley M. Rust	2007	10,678	―	―	7,726	287	89
	2006	9,709	―	―	7,015	305	83
Stan J. Ruhe	2007	8,924	―	―	6,917	280	351
	2006	11,665	―	―	6,410	305	348

(a) Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Sendelweck, Ewing and Ruhe), (ii) country club dues paid by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (iii) a 15% discount off the market price of Company stock purchased by the NEOs under the Company's Employee Stock Purchase Plan, (iv) a cash "retirement allowance" (intended to help salaried employees defray the cost of saving for retirement following the elimination of a Company-funded retirement contribution to the 401(k) plan) in the following amounts: $21,055 (Schroeder), $12,617 (Ewing); $13,716 (Sendelweck), $9,184 (Rust), and $8,221 (Ruhe), included in the NEO’s paychecks throughout the year, and a "longevity payment," paid in December, and (vi) with respect to the CEO $18,500 of director fees in 2006 (which includes a $13,500 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2006) and $20,500 of director fees in 2007 (which includes a $16,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2007).

(b) The listed NEOs receive group term life insurance coverage equal to one-times base salary. The amounts in this column reflect the imputed income on the premiums for the executive officers' coverage.

Grants of Plan-Based Awards

As noted above under the Compensation Discussion and Analysis section on “Compensation Components,” our Board at a special meeting held on February 12, 2007 adopted "balanced scorecards" that substantially established, for each of our Named Executive Officers, the Board's targeted performances during the one and three year periods ending December 31, 2007, by which they would be considered for short-term and long-term incentive grants at the conclusion of 2007. On February 22, 2008, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized the payment of short-term incentive awards (payable quarterly in 2008 in cash) to the Named Executive Officers for 2007 performance, and, as noted above, no LTI Awards became payable for performance for the three-year performance period ending December 31, 2007.

The following table provides additional information regarding grants of plan-based awards for the three-year service period ending December 31, 2007 (based on the threshold, target and maximum award levels as they existed as of December 31, 2007 under the balanced scorecards) to the Named Executive Officers. As noted above, however, because the return on equity did not meet the payout threshold, no LTI Awards became payable for the period ending December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark A. Schroeder	2/13/2007	93,750	187,500	375,000	2,453	4,906	9,812	―	―	―
Clay W. Ewing	2/13/2007	48,000	96,000	192,000	1,256	2,512	5,024	―	―	―
Kenneth L. Sendelweck	2/13/2007	48,000	96,000	192,000	1,256	2,512	5,024	―	―	―
Bradley M. Rust	2/13/2007	28,125	56,250	112,500	735	1,472	2,943	―	―	―
Stan J. Ruhe	2/13/2007	26,438	52,875	105,750	692	1,383	2,767	―	―	―

* As explained above, the grants of short-term awards with respect to 2007 performance were made in February 2008, but such 2007 grants were awarded with reference to performance goals that were substantially established at a special meeting of the Board held on February 13, 2007. Solely for purposes of this presentation, the "grant date" is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the February 13, 2007, meeting of the Board.

(1) These columns reflect the estimated threshold, target and maximum levels of the potential grants under the short-term incentive plan and the estimated cash portion of the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 13, 2007). The actual amounts of the awards (as fixed by action of the Board on February 22, 2008) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 3 to the Summary Compensation Table.

(2) These columns reflect the estimated threshold, target and maximum levels of restricted shares that could be awarded under the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 13, 2007). The estimated number of restricted shares was determined by taking one-half the projected long-term incentive award and dividing this amount by the market price of the Company’s common stock at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $12.74 for the Company's common stock on December 31, 2007). As noted above, however, because the return on equity did not meet the payout threshold, no LTI Awards became payable for the period ending December 31, 2007.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised options during the 2007 performance year. The stock vesting reported below consists of the restricted stock portion of the LTI Awards granted in February 2007, based on performance for the three year period ending December 31, 2006. Restrictions on these shares lapsed on the vesting date of December 15, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	3,475	46,044
Clay W. Ewing	―	―	1,700	22,525
Kenneth L. Sendelweck	―	―	1,700	22,525
Bradley M. Rust	―	―	1,025	13,581
Stan J. Ruhe	―	―	1,000	13,250

Outstanding Equity Awards at Fiscal Year-End

The following table includes information regarding the outstanding equity awards of each of our Named Executive Officers at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder	1,276.28 1,215.51 1,157.63 1,102.50 1,050.00 5,801.25 2,975.00 1,000.00 2,325.00 1,000.00 1,000.00	―	―	14.20 12.49 13.07 14.92 18.19 18.19 17.51 16.26 15.30 13.14 13.25	06/01/2009 06/01/2010 06/01/2011 06/03/2012 06/01/2013 06/01/2008 02/15/2009 06/01/2014 02/15/2010 06/01/2015 06/01/2016	―	―
Clay W. Ewing	4,698.75 5,500.00 3,600.00	―	―	17.96 17.51 15.30	02/15/2008 02/15/2009 02/15/2010	―	―	―	―
Kenneth L. Sendelweck	6,510.00 5,500.00 3,600.00	―	―	17.96 17.51 15.30	02/15/2008 02/15/2009 02/15/2010	―	―
Bradley M. Rust	1,575.00 1,400.00 1,000.00	―	―	17.96 17.51 15.30	02/15/2008 02/15/2009 02/15/2010	―	―
Stan J. Ruhe	4,095.00 3,475.00 2,250.00	―	―	17.96 17.51 15.30	02/15/2008 02/15/2009 02/15/2010	―	―

Nonqualified Deferred Compensation.

As noted under Compensation Discussion and Analysis above under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers who participated in the Nonqualified Savings Plan in 2007. In addition, the Chief Financial Officer was the only participant in an Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit.

The following table provides information regarding nonqualified deferred contribution and earnings credits for 2007 with respect to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark A. Schroeder (1) (2)	13,557 -0-	8,725 -0-	4,452 16,371	-0-	66,609 148,358
Clay W. Ewing (3)	―	―	―	―	―
Kenneth L. Sendelweck (3)	―	―	―	―	―
Bradley M. Rust	―	―	―	―	―
Stan J. Ruhe	―	―	―	―	―

(1) As noted above, these amounts relate to the CEO's participation in the Nonqualified Deferred Compensation Plan.

(2) As noted above, these amounts relate to the CEO's participation in the Deferred Director Compensation Plan, which has been frozen since December 31, 1996.

(3) Although Messrs. Ewing and Sendelweck accrued matching contributions under the Nonqualified Deferred Compensation Plan, during 2007 and as reported on the Summary Compensation Table, these amounts were not contributed to the Plan until after December 31, 2007.

Pension Benefits

As noted under the heading in the Compensation Discussion and Analysis, above, entitled "Retirement/Deferred Compensation Benefits," we sponsor a frozen tax-qualified defined benefit plan known as the "Employees Pension Plan of German American Bancorp." Of the Named Executive Officers, only the Chief Financial Officer participates in this Plan.

In addition, the Chief Financial Officer was the only participant in the Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of the Chief Financial Officer) of $26,340 per year for fifteen years and an additional $10,000 death benefit. The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to the Chief Financial Officer’s beneficiary under the plan.

The following table provides information regarding benefits and distributions under the Employees Pension Plan of German American Bancorp with respect to the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	―	―
Clay W. Ewing	―	―	―	―
Kenneth L. Sendelweck	―	―	―	―
Bradley M. Rust	Employees' Pension Plan of German American Bancorp	6	9,526	None
	Executive Supplement Retirement Income Agreement	14	23,235	None
Stan J. Ruhe	―	―	―	―

Potential Payments on Termination or Change in Control

We are not party to any severance or other employment agreements with Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows:

•
the 1999 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. All options issued under the 1999 LTI Plan are currently fully vested, and no restricted stock awards are currently outstanding under the 1999 LTI Plan;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers who participated in the Nonqualified Savings Plan in 2007. As elected by the participant, he (or his or her beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability. In the event of a change in control of the Company, the commencement of the payment of the benefit is accelerated to the timing of the change in control;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits" and the Pension Benefit disclosure above, the Chief Financial Officer’s frozen accrued benefit under the Employees' Pension Plan of German American Bancorp (which is 100% vested) will become payable in the event that he terminates employment (although actual payments will be delayed until he turns age 65 if he terminates employment prior to age 65); and

•
as noted under the Pension Benefit disclosure above, the Chief Financial Officer’s accrued benefit under the Executive Supplement Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. Payment of the benefits under this Agreement is conditioned on the Chief Financial Officer not violating a non-competition covenant under the Agreement.

DIRECTOR COMPENSATION

The Company compensates its directors for their service to the Company and the Company's subsidiaries and banking divisions based on a twelve-month period commencing with each year's annual reorganization meeting of the Board. The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on April 26, 2007.

For services of directors during the current annual period that commenced at the 2007 annual meeting, the Company has compensated its directors, including the CEO, through an annual retainer of $16,000 paid in cash during 2007 in a lump sum (which is earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and is paying an additional attendance fee of $500 for each meeting of the Board that they attend during this period.

For services of directors during the annual period commencing at the 2006 annual meeting through the 2007 annual meeting, the Company compensated its directors, including the CEO, through an annual retainer paid in cash in a lump sum during 2006 in the amount of $13,500 and options to purchase 1,000 Common Shares of the Company granted in 2006 in a single grant that were exercisable for ten years at an exercise price that is not less than the market value of the stock on the date of grant (which were each earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance). The Company also paid an additional $500 attendance fee for each meeting of the Board that they attended during the entirety of that period.

All of the members of the Board served on the board of directors of at least one of the subsidiaries and/or one of the divisional bank boards during 2007. Each of such directors (other than the CEO, who as a salaried employee of the Company was ineligible) receives additional compensation for his service to such subsidiaries/divisions in the form of director fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary) and of each of its divisional boards, and (ii) $250 per each meeting of the board of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc.

The table below shows all compensation paid during 2007 to our directors who were not also our employees:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)
Douglas A Bawel	20,500
William R. Hoffman*	2,000
J. David Lett	21,000
Chet L. Thompson*	1,000
Christina M. Ernst	21,000
Gene C. Mehne	21,000
Larry J. Seger	20,500
Richard E. Forbes	19,500
U. Butch Klem	21,000
Michael J. Voyles	21,000

*Mr. Hoffman and Mr. Thompson retired from the Company's Board on April 26, 2007.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2007 (except for those transactions that are not required to be separately reported under the rules of the SEC for disclosure of related person transactions), we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this Proxy Statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, executive officers or members of their immediate families had (or would have) a direct or indirect material interest.

The Company's bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).

As required by the listing standards of NASDAQ, the Audit Committee of our Board of Directors has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, executive officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000.

Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:

•
loan transactions of our Company's bank subsidiary in which our directors, executive officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•	compensation paid by us to our directors and to our “Named Executive Officers” that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any executive officer (other than a Named Executive Officer) if he or she is not an immediate family member of another executive officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Chizek and Company LLC ("Crowe Chizek") served as independent registered public accounting firm for the Company with respect to the audit of the Company's financial statements for 2007 and has been engaged by the Company's Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audit of the Company's financial statements for 2008. Representatives of Crowe Chizek will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company's Common Shares and other equity securities. On the basis of information submitted by the Company's directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal 2007 and (except as disclosed in prior years' proxy statements) for prior years, except for the inadvertent failure of Mr. Bawel, Mr. Klem, Mr. Forbes and Mr. Seger to have timely reported purchases (two purchases each) of our Company's stock pursuant to the Company's Direct Share Purchase Plan; Mr. Klem's inadvertent failure to have timely reported five purchases of our stock in open market transactions effected on a single trading day; and the inadvertent failure of certain of our executive officers to have timely reported the acquisitions by them (each a one-time occurrence during 2007) of our Company's stock pursuant to the grants made to them under the Company's Management Incentive Plan (namely, Mr. Ewing, Mr. Ruhe, Mr. Rust, Mr. Schroeder and Mr. Sendelweck).

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

A shareholder desiring to submit a proposal for inclusion in the Company's proxy statement for the annual meeting of shareholders to be held in the year 2009 must deliver the proposal so that it is received by the Company no later than December 1, 2008. Proposals should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

APPENDIX A

GERMAN AMERICAN BANCORP, INC.

COMPENSATION/HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

(As adopted by the Board of Directors on February 22, 2008)

1. Purpose of the Compensation/Human Resources Committee.

The Compensation/Human Resources Committee (the "Committee") is a standing committee of the Board of Directors (the “Board”) of German American Bancorp, Inc. (the "Corporation"). In addition to general oversight of the Corporation’s compensation programs and policies of general applicability to all employees, the Committee shall make recommendations to the Board with respect to the compensation of all of the Corporation’s executive officers. The Committee shall also administer the Corporation’s 1999 Long Term Equity Incentive Plan, subject, in the case of grants to executive officers of the Corporation, to approval of the recommended grants by the Board as part of the Board’s review of the Committee’s overall compensation recommendations for such executive officers.

2. Organization of the Committee.

A.	Charter. At least annually, this Charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.
Members.  The Committee shall at all times be composed solely of three or more persons who qualify as independent directors of the Corporation under the then-applicable listing standards of The Nasdaq Stock Market, LLC (“NASDAQ”), as "non-employee directors" within the meaning of such term under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, all as amended from time to time. The Board shall make a determination of the eligibility of each member of the Committee at the time of his or her appointment to the Committee and shall also designate a Committee Chair.

C.
Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

D.
Quorum; Action by Committee. A quorum at any Committee meeting shall be a majority of those members of the Committee who are then in office. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held at which a quorum is established, except as specifically provided herein. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made at a meeting duly called and held.

E.
Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be approved at a subsequent meeting and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

F.
Access to Records, Consultants and Others. The Committee shall have the ultimate authority and responsibility to engage and terminate any outside consultant that the Corporation may determine to engage, in order to assist in determining appropriate compensation levels for executive officers. The Committee shall approve the terms of any such engagement and the fees of any such consultant. The cost of any such consultant shall be borne by the Corporation. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Corporation and may also request that any executive officer or other employee of the Corporation (including the Corporation's senior compensation or human resources executives) meet with any members of, or consultants to, the Committee.

3.	Responsibilities of the Committee.

A.
Goals. The primary goals of the Committee in setting or recommending compensation are to assist the Corporation in attracting and retaining highly-skilled executives in a competitive environment, and to provide financial incentives that will align its executive officers' interests with those of the Corporation’s shareholders.

B.
Elements of Compensation. The Committee shall consider a compensation package for each executive officer that includes in most cases (but need not be limited to) three basic elements: (1) base salary, (2) the potential to earn incentive awards for annual performance payable in cash, and (3) the potential to earn incentive awards for performance over a longer period of time, to be determined by the Committee, payable in cash or otherwise. In determining (or recommending to the Board) compensation for each executive officer, the Committee shall consider, among other factors it deems appropriate from time to time:

•	the Corporation's financial and operating performance balanced by the executive officer's area of responsibility; and

•	each executive officer's individual level of contribution to the Corporation's achievement of its goals on either a business unit or overall corporate basis.

The Committee may (but shall not be required in all cases) consider such benchmarking or other competitive market analysis of the compensation of executive officers as the Committee may deem relevant.

C.
Annual Incentive Award Determinations. After the conclusion of each year, the Committee shall (in addition to its setting, or recommendation, of compensation for the succeeding year) consider whether to authorize (or recommend to the Board for authorization) the payment of cash awards and/or the awarding of securities or other equity-based awards to the Corporation’s officers, in respect of individual, business unit and/or corporate performance in the year (or longer periods) just concluded. If and to the extent that any such awards are authorized by the Committee (or by the Board), the Committee shall take such actions as may be necessary or appropriate to cause such awards to be paid and/or granted under all applicable plan arrangements or documents.

D.
Evaluation of Compensation Programs. The Committee shall review on an annual basis the operation of the Corporation's compensation program to evaluate its coordination and execution. If deemed appropriate, the Committee shall recommend to the Board of Directors steps to modify compensation programs, policies, goals or objectives.

E.
Annual Compensation Committee Report and Review of the Compensation Discussion and Analysis. The Committee shall review the Compensation Discussion and Analysis section (CD&A) that is required to be included in the Corporation's proxy statement and discuss it with management of the Corporation. Based on such review and discussion, the Committee shall determine whether to authorize the inclusion of the CD&A in the Corporation’s proxy statement and annual report on Form 10-K and, if it authorizes such inclusion, shall authorize the Corporation to include in such proxy statement a report (submitted over the names of the Committee’s members) of the Committee as to such matters.

A-2

F.	Other Responsibilities. The Committee shall use its best efforts to discharge such other responsibilities as may be assigned to it by the Board from time to time.

A-3

German American Bancorp, Inc.

Strong Ties.
Strong Solutions.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2008.

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Annual Meeting Proxy Card

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A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:

Nominee	For	Withhold
01 - Christina M. Ernst*	☐	☐
02 - Gene C. Mehne*	☐	☐
03 - Mark A. Schroeder*	☐	☐

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German American Bancorp, Inc.

Strong Ties. Strong Solutions.

Proxy — German American Bancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

I hereby appoint J. David Lett and Douglas A. Bawel, and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp, Inc. that I am entitled to vote at the Annual Meeting of Shareholders to be held at the Jasper Country Club located at One Country Club Drive in Jasper on April 24, 2008 at 6:30 p.m. (Eastern time), for the purpose of electing three directors for a term expiring at the Annual Meeting of Shareholders in 2011, and transacting such other business as may properly come before such meeting; that holders of common stock of record at the close of business on February 29, 2008, are entitled to notice of and to vote at the Annual Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated March 21, 2008.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.